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Salomon Brothers Fund
7 World Trade Center
New York, New York 10013

Attention:

Ladies and Gentlemen:

     We are pleased that the Salomon Brothers Fund (the "Company") has chosen to engage Salomon Smith Barney Inc. ("SSB") as its exclusive financial adviser in connection with a possible Transaction as defined below. We look forward to working with you on this engagement, and have set forth below the agreed upon terms of our engagement.

     Scope of engagement. As we have discussed, in the course of our engagement as your exclusive financial adviser, we will perform such financial advisory and investment banking services for the Company in connection with the proposed Transaction as are customary and appropriate in transactions of this type and as you reasonably request. For purposes of this agreement, "Transaction" means, a rights offering by the Company. As requested by the Company, SSB shall advise the Company with respect to its planned rights offering, specifically regarding, 1) structuring the offering, 2) assisting in the preparation of materials to be presented to the Board and assisting in such presentation,
3) the hiring of the Information and Subscription Agent, 4) participating in the drafting and reviewing of all documentation and notifications, 5) providing relevant information to the reorganization department for dissemination to the SSB sales force and the general broker community, 6) monitoring and advising during the entire offering process, and coordinating with both the Information and Subscription Agent in an effort to keep the Company apprised of the offering and related developments, and 7) reviewing final closing documentation and monitoring the closing process.

     Fees and Expenses. For our services, the Company will pay to SSB a cash fee equal to 0.375% of the Transaction Value as defined below, payable promptly upon consummation of a Transaction. For the purpose of calculating a Transaction Fee, "Transaction Value" equals the total proceeds and other consideration received by the Company in the Transaction.

In addition to any fees that may be payable to SSB hereunder and regardless of whether any Transaction is proposed or consummated, the Company will promptly reimburse SSB, from time to time upon request, for all reasonable travel and other expenses incurred in performing our services hereunder, including reasonable fees and expenses if our legal counsel is such counsel is employed.

     Use of Information. The Company recognizes and confirms that SSB in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that SSB does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to SSB all necessary or appropriate information for use in its










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engagement and hereby warrants that any information relating to the Company or the Transaction that is furnished to SSB by or on behalf of the Company will be true and correct in all material respects and not misleading. The Company agrees that any information or advice rendered by SSB or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a Transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to SSB, in any manner without our prior written consent.


     Certain Acknowledgments. The Company acknowledges that SSB has been retained hereunder solely as an adviser to the Company, and not as an adviser to or agent of any other person, and that the Company's engagement of SSB is as an independent contractor and not in any other capacity including as a fiduciary. SSB may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against SSB or our affiliates or their respective directors, officers, agents and employees. SSB may, at our own expense, place announcements or advertisements in financial newspapers and journals describing our services hereunder.

     Indemnity. SSB and the Company have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of SSB by the Company in connection with SSB's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

     Termination of Engagement. SSB's engagement will commence on the date hereof and will continue until the earlier of the consummation of a Transaction and 24 months after the date hereof, unless extended by mutual written consent or earlier terminated as provided below. Either the Company or SSB may terminate this agreement at any time, with or without cause, by giving written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or under the captions "Use of Information," "Certain Acknowledgments" and "Miscellaneous" or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, SSB will continue to be entitled to receive fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as contemplated above. It is also expressly agreed that, if a Transaction is consummated within 24 months after the date of expiration or termination of this agreement or if a definitive agreement that results in a Transaction is entered into during the term of this agreement or within such period, SSB shall be entitled to its full fees as described above.

     Miscellaneous. This agreement is governed by the laws of the State of New York without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and SSB and their respective successors and assigns. The Company and SSB agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction, or the engagement of or performance by SSB hereunder. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.










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[Client Name
Date
Page 3]

     We are delighted to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                       Very truly yours,

                                       SALOMON SMITH BARNEY INC.

                                       By
                                         --------------------------------------
                                                 [Name and title]

Accepted and agreed to as of
the date set forth above:

[NAME OF CLIENT]

By
  ------------------------------------
           [Name and title]